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Exhibit 8.2

                 February 22, 2002

Javelin Solutions, Inc.
100 North 6th Street, Suite 935C
Minneapolis, Minnesota 55403

Ladies and Gentlemen:

We are acting as your counsel in connection with the proposed acquisition by Perficient, Inc. ("Perficient") of Javelin Solutions, Inc. ("Javelin") pursuant to the proposed merger (the "Merger") of Perficient Javelin, Inc., a wholly-owned subsidiary of Perficient ("Perficient Javelin"), with Javelin, with Perficient Javelin surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger by and among Perficient, Perficient Javelin, Javelin and the shareholders of Javelin dated October 26, 2001 (the "Merger Agreement").

Perficient has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Perficient to be issued to the holders of shares of common stock of Javelin in connection with the Merger. In addition, Perficient has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement"), and the Appendices and Exhibits thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts stated in the Proxy Statement and upon such other documents as we have deemed appropriate, including the representations of Perficient and Javelin referred to in the Proxy Statement and set forth in certain tax representation letters from Perficient and Javelin.

We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of such Merger Agreement and that the Merger Agreement will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.

Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned "Approval of Issuance of Shares of Perficient Common Stock in the Javelin Merger—Federal Income Tax Consequences," and in certain tax representation letters from Perficient and Javelin, it is our opinion that the portion of the Proxy Statement captioned "Approval of Issuance of Shares of Perficient Common Stock in the Javelin Merger—Federal Income Tax Consequences" describes the material federal income tax consequences of the Merger to the holders of outstanding Javelin common stock and is accurate in all material respects. No opinion is expressed on any matters other than those specifically referred to herein.

This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in that portion of the Proxy Statement captioned "Approval of Issuance of Shares of Perficient Common Stock in the Javelin Merger—Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                      Very truly yours,

                      /s/ Oppenheimer Wolff & Donnelly, LLP

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  Exhibit 8.2